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Alere Inc.

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FOR IMMEDIATE RELEASE

ALERE REITERATES COMMITMENT TO UNLOCK SHAREHOLDER VALUE

Files Definitive Proxy Materials with SEC

Urges Stockholders to Vote FOR Alere’s New and Independent Director Nominees

WALTHAM, Massachusetts (June 27, 2013) – Alere Inc. (NYSE: ALR) (the “Company” or “Alere”), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health information solutions, today announced that on June 26, 2013 it filed and commenced mailing of its definitive proxy materials in connection with the Company’s 2013 Annual Meeting of Stockholders, to be held on August 7, 2013, with the Securities and Exchange Commission (“SEC”). Alere stockholders of record at the close of business on June 14, 2013 will be entitled to vote at the 2013 Annual Meeting. The Alere Board of Directors recommends stockholders vote “FOR” Alere’s new independent nominees: Håkan Björklund, Stephen MacMillan, Brian Markison and Sir Thomas McKillop, as well as the other proposals contained in the definitive proxy materials.

In support of its new independent nominees, Alere issues the following letter to its valued stockholders:

June 27, 2013

Dear Fellow Alere Stockholder:

As part of our ongoing efforts to build stockholder value, Alere’s Board of Directors is pleased to nominate four outstanding senior executives, Håkan Björklund, Stephen MacMillan, Brian Markison and Sir Thomas McKillop, for election as directors at our 2013 Annual Meeting of Stockholders on August 7. The nominees, all of whom we expect to qualify as independent directors under applicable NYSE rules, would take seats previously filled by three independent directors and one director who is a senior executive officer of Alere.

All four of your Board’s nominees are current or former Chief Executive Officers of major healthcare companies with significant operating experience. The nominees were recommended by your Board’s Nominating and Corporate Governance Committee after a lengthy and extensive review process involving the assistance of a premier executive search firm. We are confident that each of these nominees will draw upon their experience as chief executives of diverse and complex global organizations to contribute significantly to your Board’s expertise and oversight of Alere’s corporate strategy through the next stage of our growth and development.

ALERE IS EXECUTING A COMPREHENSIVE PLAN TO UNLOCK STOCKHOLDER VALUE

While acquisitions have been a crucial part of our strategy to build our company to the global scale, product breadth, and market leadership we now have, this phase of our development is now substantially complete. Our focus is now on internally improving our organic revenue growth and our operating margins.

In November of last year, Alere’s Board and management team presented to our stockholders a three-point plan to drive higher operating margins and increase free cash flow and earnings growth.

We believe that our plan has been well-received by investors and the plan is already gaining traction. Alere’s stock price has increased approximately 28% since November 7, 2012, the last trading day prior to our communicating the new strategy, as compared to returns during the same period for the S&P 500 index of 15%. We believe that we are poised to unlock significant additional stockholder value and that our valuation will continue to improve from significant earnings growth that will come from our focus on organic revenue growth, improving operating margins and applying excess free cash flow to debt reduction.

Our three-point plan to unlock stockholder value consists of:

Deliverable: Re-establish historic organic revenue growth rates through a combination of growth in existing businesses, new product launches and further penetration of new geographic markets.

Actions taken or underway:

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Existing businesses: In the near term, we expect our organic growth rate to accelerate as we (i) overcome Triage related manufacturing capacity constraints and begin the process of recapturing our customers, (ii) expand revenue from our toxicology products as pricing adjustments made in early 2012 have been in place for over one year and (iii) expand in diabetes sales with our positioning as a low-cost provider.

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New product launches: We continue to drive growth through recent and near term product introductions such as our (i) CD4 Analyzer, (ii) Alere Q and Alere I molecular diagnostic tests for HIV, HCV, TB and flu and other infectious diseases and (iii) epoc Blood Analysis System, which provides caregivers with wireless communication and real-time lab-quality blood gas, electrolyte, and metabolite results at the patient bedside.

•	Under-penetrated markets: We continue to expand in key markets in Asia, Latin America and Africa, where we remain underpenetrated.

Deliverable: Simplify our corporate structure and improve operational execution to generate dependable, long-term cash flow.

Actions taken or underway:

•	We are standardizing key business processes and globalizing shared services, in order to aggregate expenses and activities across multiple business units to obtain economies of scale.
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We are aggressively relocating support functions to lower-cost environments such as the Philippines and continuing our ongoing efforts to reduce manufacturing costs through automation and relocation to low cost areas.

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We recently appointed Namal Nawana, a former 15-year executive at Johnson & Johnson, with global operational experience in integrating large, complex acquisitions to the newly created position of Chief Operating Officer and have given him the mandate to improve on our execution.

Deliverable: Utilize excess cash flow from operations, a reduced acquisition pace and divestitures of non-core operations to support deleveraging to at least 4.0x Debt to EBITDA by the end of 2015.

Actions taken or underway:

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We are engaged in active and ongoing discussions with multiple parties concerning the divestiture of several non-core businesses. Our actions are consistent with our historical practice of continually analyzing our business to evaluate prudent divestitures of non-core assets. Past transactions include our divestiture of our Nutritionals business in 2010 and the formation of our consumer products joint venture with Procter & Gamble in 2007.
•	In evaluating any future divestitures, our Board believes that a balance must be maintained between paying down debt and incurring excessive earnings dilution or diminishing our organic growth rate.
•

Cash flow generation and earnings growth in our core businesses have already improved, and with the pace of acquisitions significantly reduced, deleveraging will naturally occur from internally generated cash flow.

ALERE’S BOARD NOMINEES ARE ALL HIGHLY SUCCESSFUL CEO’S OF MAJOR HEALTHCARE COMPANIES WITH TRACK RECORDS OF CREATING STOCKHOLDER VALUE THROUGH OPERATIONAL EXCELLENCE

Your Board’s new independent director nominees are all proven, highly successful Chief Executive Officers from the healthcare industry, each with a track record of creating stockholder value through operational excellence, and who have led large businesses, generating significant growth in revenue and profits. In addition, each has expertise in successfully integrating acquisitions, managing complex FDA and regulatory approval processes, and developing, manufacturing and marketing medical products on a global basis.

By choosing to nominate our four non-incumbent director candidates, your Board has taken a dramatic step to bring additional independent thinking and fresh perspective to Alere. Your Board’s director nominees have committed to being actively engaged in overseeing management’s execution of Alere’s strategy with each bringing unique operational experience to this critical role.

Dr. Hakan Björklund is the former CEO of Nycomed Luxco SA, a global pharmaceutical company, and has 28 years of operating experience in the healthcare industry. During Dr. Björklund’s leadership of Nycomed from 1999 to 2011, Nycomed grew from a small, predominantly Scandinavian business, into a major global pharmaceutical company with leading market positions in Europe, Russia/CIS, Brazil and Latin America. In 2006, Dr. Björklund led the integration of Altana Pharmaceutical, a German-based company Nycomed purchased for $5.4 billion. Under Dr. Björklund’s leadership, Nycomed’s revenue and EBITDA rose by over 800% and 900%, respectively, from $453 million to $4.2 billion in revenue, and from $96 million to $1 billion in EBITDA from 2001 (when financial information became publicly available for Nycomed) to 2010. Dr. Björklund led the 2011 sale of Nycomed to Takeda Pharmaceuticals for $13.8 billion, which represented nearly double the invested dollars in Nycomed since 2002. Dr. Björklund’s significant experience in integrating acquisitions and successes in growing businesses rapidly in emerging markets are particularly valuable given Alere’s significant growth opportunities in many of the rapidly developing economies of the world. In addition, Dr. Björklund’s extensive knowledge of European markets will benefit Alere in managing the ongoing economic uncertainties in Europe as well as in launching many our new products first in Europe.

Stephen MacMillan is the former CEO and COO of Stryker Corporation, a global medical device company, and has 24 years of healthcare industry operating experience. Prior to Stryker, Mr. McMillan was senior executive at Pharmacia Corporation, a global pharmaceutical company, where he oversaw five global businesses with revenue exceeding $2 billion, including one in diagnostics. During his tenure as CEO and COO of Stryker from 2003 to 2012, Mr. MacMillan successfully led Stryker through a series of key strategic acquisitions, the launch of a number of key products within the orthopedic implants and medical instrumentation businesses, and delivered strong operating performance, with revenue and EBITDA growing from 2003 to 2011 by approximately 130% and 150% respectively, from $3.6 billion to $8.3 billion in revenue and from $907 million to $2.3 billion in EBITDA. During his tenure, Stryker delivered stock price appreciation of over 62%, compared to appreciation of the S&P 500 index of approximately 40%. While Mr. MacMillan presided as CEO, Stryker was selected by Forbes, over multiple consecutive years, as one of the “worlds most admired companies.” Mr. McMillan’s deep operational and regulatory experience in the medical products industry will help Alere in its efforts to improve operational efficiencies, including effectively integrating recently acquired businesses.

Brian Markison is the former CEO of both King Pharmaceuticals and Fougera Pharmaceuticals, and has more than 31 years of healthcare operating experience. Prior to King Pharmaceuticals and Fougera Pharmaceuticals, Mr. Markison held various leadership positions over a 22-year career at Bristol-Myers Squib, most notably serving as President of the Neuroscience/Infectious Disease and Dermatology divisions. Mr. Markison joined King in March 2004 and became CEO in July 2004, a position he retained until Pfizer’s acquisition of King in 2011. From 2004 to 2009, the last full year of reported financials, revenue and EBITDA grew by 36% and 42%, respectively, from $1.3 billion to $1.8 billion in revenue, and from $360 million to $513 million in EBITDA. While at King, Mr. Markison executed a successful turn-around of the business, drove expansion into new international markets and significantly expanded King’s product portfolio through a number of successful acquisitions, including King’s $1.9 billion purchase of Alpharma. Mr. Markison oversaw the sale of King to Pfizer in 2011 for $3.9 billion, and during his tenure, stock price appreciation was over 37% compared to appreciation of the S&P 500 index of approximately 20%. Mr. Markison’s track record of turning around the performance of King while expanding internationally, as well as executing and integrating acquisitions, will help Alere deliver both improved operational performance and accelerated organic growth while integrating many of its acquired businesses.

Sir Thomas Fulton Wilson McKillop is the former CEO of AstraZeneca, a global pharmaceutical company, and has over 45 years of healthcare operating experience. During his tenure as CEO at AstraZeneca and its predecessor, Zeneca from 1994 to 2005, Dr. McKillop, as the former CEO of Zeneca plc led the merger of Astra AB and Zeneca to create AstraZeneca plc. While CEO of AstraZeneca, Dr. McKillop drove significant organic growth through a number of successful product launches such that by 2005 AstraZeneca had ten separate products with revenue over $1 billion. Under Dr. McKillop’s leadership from 1999 to 2005, annual revenue at AstraZeneca grew over 58%, from approximately $15 billion to nearly $24 billion, EBITDA grew over 130% from $3.4 billion to over $7.8 billion, and stock price appreciation from the announcement of the merger through 2005 was approximately 15.5% compared to appreciation of the S&P 500 index of 5.7%. Dr. McKillop’s experience in delivering significant organic growth and in successful product launches will benefit Alere in its efforts to accelerate its organic growth rates. His leadership of AstraZeneca during the integration of a transformational merger will also benefit Alere as it focuses on improving operational efficiencies though integration of its acquired businesses.

THE MANAGEMENT OF ALERE IS ALIGNED WITH STOCKHOLDERS AND HAS A TRACK RECORD OF BUILDING LONG TERM VALUE FOR THEIR STOCKHOLDERS

Your management team and Board members of Alere beneficially own approximately 9% of Alere’s common stock, significantly more than Coppersmith and Scopia’s combined ownership. Our interests are therefore closely aligned with stockholders in driving the long term value of the company. As Chief Executive Officer, my family and I beneficially own approximately 5.2% of Alere’s common stock, a larger position than any other individual.

Your management team, which has built Alere since its formation, has a strong record of driving operational and stock price performance. While our stock price has experienced declines from the pre-financial crisis peak in 2008, our stock price has increased approximately 28% since the November announcement of our plan to unlock stockholder value. In addition, our core management team at Alere founded and built Inverness Medical Technology, the company from which Alere was spun-off. At

Inverness, our team delivered a total stockholder return of 364% after its IPO in 1996 (34% annual return to stockholders), culminating in the sale of Inverness, near the all-time high in Inverness’ stock, to Johnson & Johnson for $1.3 billion in 2001.

OUR STRATEGIC FOCUS ON THE DIAGNOSIS AND MANAGEMENT OF CHRONIC

DISEASES POSITIONS US FOR CONTINUED STRONG GROWTH

Alere is a global leader in the manufacture and development of point-of-care products for the diagnosis and management of major chronic diseases. The core focus of our business is on four large chronic disease categories: cardiovascular diseases, infectious diseases, addictive diseases (toxicology) and diabetes.

As a global leader in chronic diseases, we are extremely well positioned to benefit from the long-term growth trends in the incidence and treatment of chronic diseases, including:

•	The prevalence and growth of chronic diseases, which account for more than 60% of deaths worldwide, and which affect one-third of the world’s population.
•	The increased worldwide adoption of diagnostics to provide early diagnosis and better treatment outcomes for patients with chronic diseases.
•	Adoption of molecular testing, which is expected to improve performance, increase reimbursement and expand usage of diagnostic testing.

We are also well positioned to take advantage of the rapid changes in healthcare, which will drive the demand for more effective diagnosis and management of chronic disease patients by connecting physicians and patients with real time diagnostic information.

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In the US, these changes include the growing burden of healthcare regulations under the Affordable Care Act that has caused the emergence of Accountable Care Organizations, which tie reimbursements to providers (physicians & hospitals) to achieving healthcare quality goals and patient outcomes.

•	Globally, these changes include the growing need to produce better outcomes for chronic disease patients while reducing costs.
•

In response to these changes, healthcare providers are seeking (i) real-time access to patient care information that is captured from all healthcare settings, (ii) better decision support tools and (iii) comprehensive care management programs.

To address these changes, Alere has commercialized an integrated system comprised of point-of-care diagnostics, health information systems and chronic care management programs, and is well positioned to leverage our existing customer relationships and sales and marketing channels to deliver these solutions both in the US and on a global basis. We believe integrated systems like ours both address current needs and increasingly will represent the future of healthcare, providing comprehensive, real-time healthcare information and programs to facilitate early intervention and management of chronic conditions, all with the goal of lowering overall healthcare costs and improving outcomes.

COPPERSMITH’S FINANCIALLY ENGINEERED PROPOSALS ARE VALUE DESTRUCTIVE

AND DEMONSTRATE A FAILURE TO UNDERSTAND OUR BUSINESS AND OUR INDUSTRY

Coppersmith Capital Management has put forth proposals that are focused on divesting and deleveraging at all costs, without regard for value-creation or the ability to sustain long-term growth. Their plan includes shutting down core businesses, or selling them at whatever fire-sale price can be achieved, and appears to be designed to create a flurry of financial engineering activity at the expense of building a well-positioned business.

Shutting down or divesting our Health Information Solutions for the express and sole purpose of creating a tax loss would destroy stockholder value. With the changing healthcare environment, our Health Information Solutions business is at the core of our chronic disease strategy by connecting our proprietary diagnostic devices to physicians, hospitals and accountable care organizations, allowing for comprehensive care management with better outcomes and lower costs. Furthermore, while the health management industry has suffered several years of declines, our Health Information Solutions business has stabilized and is on a path to sustained profitability. While we have previously stated publicly that we are looking to divest selected non-core parts of this business unit, shutting down or selling a profitable and growing business would destroy value and compromise our growth strategy.

A sale of our Toxicology business would reduce revenue and earnings growth and makes no strategic or financial sense. Diagnostics for addictive diseases is one of our core diagnostic pillars in chronic disease, along with our other key chronic disease verticals in cardiovascular disease, infectious disease and diabetes. Drug and alcohol addictions are a pervasive and rapidly growing chronic healthcare problem worldwide, and drug abuse is becoming an increasing focus of government regulators. Alere has become a market leader in toxicology diagnostics and testing services, and we are extremely well positioned to generate attractive growth in this market. Furthermore, our Toxicology business is one of our strongest revenue and profit growth areas, and a divestiture would reduce both our revenue and earnings growth and be massively dilutive to earnings per share.

What Coppersmith has mistakenly ignored, is that divesting profitable businesses and using the net proceeds to pay down low-cost debt is dilutive to earnings, unless the sale price is at exceedingly high multiples of cash flow. In addition, selling businesses with strong growth that are core to Alere’s strategy severely compromises our competitive advantage and dilutes our revenue growth. Our Board is absolutely committed to achieving the deleveraging goals we announced in November 2012 – in a manner that creates value for stockholders. Debt financing has been an attractive source of capital for our historical acquisition strategy, and Alere currently has a weighted average cost of debt of approximately 5%. Our current debt trading levels and well-received bond offerings reflect very favorable views of Alere from the debt markets.

In conclusion, your Board does not support the Coppersmith nominees or the value destructive actions they are proposing because we believe they would be detrimental to the creation of sustainable long-term value for our stockholders. You should carefully review Alere’s definitive proxy statement which has been sent to you, vote the WHITE proxy card which accompanies the proxy statement to elect Alere’s four new independent director nominees and discard any proxy materials you may receive from Coppersmith.

We appreciate and look forward to your continued support.

Sincerely,

/s/ Ron Zwanziger

Ron Zwanziger

Chairman, Chief Executive Officer and President

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated growth in revenues, operating margins, earnings and free cash flow, the anticipated effect of our strategy, anticipated increases in valuation, planned product launches, growth in new markets, anticipated economies of scale and reductions in costs, deleveraging, potential divestitures, trends in the healthcare industry, the timing of the Annual Meeting, the nominees for election as director and the anticipated independence of the nominees. These statements reflect our current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with global market and economic conditions and our ability to execute on our strategy, unanticipated effects of the Affordable Care Act, disruptions in the capital markets, fluctuations in currency exchange rates, changes in laws and regulations, dependence on suppliers, potential product liability litigation, regulatory compliance costs, unanticipated cost increases, competition, unanticipated delays or difficulties in research and product development and changes in demand for our products, as well as the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 1, 2013, as amended. We undertake no obligation to update any forward-looking statements contained herein.

Important Additional Information

In connection with its 2013 Annual Meeting of Stockholders, we have filed a definitive proxy statement with the SEC and caused it to be mailed, together with an annual report and proxy card, to each of our stockholders. The proxy statement and a copy of the other materials that we file with the SEC from time to time, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2012, may be obtained free of charge via the Internet at www.sec.gov and through the Investor Relations page of our corporate website, www.alere.com. In addition, investors and security holders may obtain free copies of the proxy statement, the annual report and other proxy materials by directing a written request to Alere Inc., Investor Relations Department, 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448, Attention: Doug Guarino or by telephone at (781) 647-3900.

The proxy statement and other relevant materials we have made or will make available contain important information about the director nominees and the other matters to be voted upon by stockholders at the 2013 Annual Meeting. We urge stockholders to read the proxy statement, and any other relevant materials we make available, before making any decision with respect to the matters to be voted upon at the 2013 Annual Meeting, including the election of directors.

Alere, our directors, director nominees and certain of our executive officers and employees may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the 2013 Annual Meeting. Information about the participants in the solicitation, their ownership of our common stock and their direct and indirect interests in the matters to be voted upon at the 2013 Annual Meeting, which may, in some cases, be different from the interests of our stockholders generally, is set forth in the proxy statement.

Contacts

Kelly Sullivan / Annabelle Rinehart / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449